EXHIBIT 99.01

WOODHEAD INDUSTRIES REPORTS FISCAL FIRST QUARTER RESULTS
Connectivity Revenue Increased 11%, Total Revenue Up 8%

DEERFIELD, IL - January 28, 2005 -- Woodhead Industries, Inc., (Nasdaq: WDHD) today announced financial results for its fiscal first quarter ended January 1, 2005. The company reported first quarter total revenues of $48.7 million, an 8% increase over the same period last year. Net income was $1.2 million, or $0.10 a share for the quarter, compared to net income of $2.1 million and $0.17 a share for the same period in 2004.

Philippe Lemaitre, Woodhead Industries' Chairman and Chief Executive Officer, commented, "Although we had continued growth in our Connectivity segment, we are disappointed with the level of profitability within our Electrical segment. However, we realized positive benefits from foreign exchange and other non-operating items that offset the operating shortfall."

He added, "We are confident that all of the first quarter issues in our Electrical segment have been addressed, and that we can deliver higher gross margins for the remainder of the fiscal year. In Connectivity, our sales growth was strong year-over-year and gross margins were up. This segment continues to absorb the cost of our growth initiatives that were fully implemented in the second half of 2004 and its profitability should improve with our expected sales growth in the following quarters."

FIRST QUARTER RESULTS

Total revenues for the fiscal 2005 first quarter were $48.7 million, up 8% from $45.1 million in fiscal 2004 first quarter. Foreign exchange positively affected revenues by $1.8 million.

Income from operations for the quarter was $0.2 million and net income was $1.2 million, or $0.10 per share. This compares to income from operations of $1.0 million and net income of $2.1 million, or $0.17 per share in the same quarter last year. There were several non-routine items affecting earnings in the first quarter of both 2004 and 2005. These items and their impact on earnings per share are detailed below:

                                                      1Q 2004         1Q 2005
                                                      -------         -------
FX Rate Changes in Misc (Inc)/Exp                      $0.05           $0.08
Sale of Product Lines                                   0.10            0.03
Aero-Motive Restructuring                              (0.03)             --
Change in Retiree Medical                               0.04              --

Robert Fisher, Vice President of Finance and Chief Financial Officer noted, "The issues with our operating performance during the first quarter were largely attributable to the combination of several small adverse developments in our Electrical segment. These issues included:

     o    Costs associated with the new home center product launch
     o Inefficiencies and costs related to the final transfer of production to Juarez, Mexico
     o    A temporary shift in demand toward lower margin lighting products

We are confident that each of those issues has been appropriately addressed and gross profit will improve going forward."

Fisher continued, "While we started the fiscal year slow in Europe, in part due to a sluggish business environment, we see strong demand worldwide for our products. We believe, from a detailed review of order activity in each region, that we will deliver improved performance in Q2."

In the Connectivity segment, first quarter sales were $36.9 million and income from operations totaled $0.1 million versus $33.1 million and $0.3 million, respectively, last year. Other than Europe, sales growth was strong at 11% year-over-year and gross margins improved slightly. In constant dollars, Connectivity revenues grew 8% in North America and 42% in Asia, but declined 1% in Europe. The increased gross profit generated from volume in the first quarter of 2005 was more than offset by the added costs for the growth initiatives started late in Q1 2004, but not fully in place until the second half of fiscal 2004.

Due to lower industrial product sales, the Electrical segment realized a modest decline in revenue during the quarter. Revenues totaled $11.8 million, down 2% from the same period in 2004. Income from operations in the Electrical Segment totaled $0.3 million, down from $0.9 million recorded in the same period last year. The income decline versus last year is attributable to the aforementioned developments.

Cash flow from operations was $3.6 million for the first quarter and cash on hand at the end of the quarter was $17.1 million. Backlog at the end of the first quarter was $19.0 million, up 22% from last quarter with significant increases in each of the company's three regions.

OUTLOOK

Lemaitre explained, "Given our results this quarter, we have revised our previous guidance for the fiscal year. We continue to expect solid revenues in the fiscal second quarter of approximately $57 million, or 12% above 2004 levels. We expect earnings for the quarter to be about $0.12 per share."

He added, "The significant growth in our backlog indicates demand for our products is strong, and we expect to realize earnings growth in the second half of the year. With this backdrop, we are forecasting revenue growth of about 12% for the full year, resulting in total revenue of approximately $226 million, and full year earnings of $0.70 -$0.72 per share."

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

CONFERENCE CALL

Woodhead Industries, Inc., will host a conference call today, January 28, 2005, at 11:00 am Eastern Standard Time to discuss performance and financial results for the fiscal first quarter. To access a live internet webcast of the conference call, visit the Company's website at www.woodhead.com and select the webcast icon. The dial-in phone number is 800-500-0177 or 719-457-2679. The Access code is 259462. A replay of the conference call will be archived and available on the Company's website following the live event.

ABOUT WOODHEAD INDUSTRIES, INC.

Woodhead Industries develops, manufactures and markets Network and Electrical Infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. We are known in the global industrial market by our recognized brands that include Brad Harrison(R), SST(TM), Daniel Woodhead(R), mPm(R), applicom(R), Aero-Motive(R) and RJ-Lnxx(R). Our expertise ranges from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, contact: Robert Fisher, Vice President, Finance and CFO, 847-317-2400, e-mail: rfisher@woodhead.com.


                               [TABLES TO FOLLOW]

WOODHEAD INDUSTRIES, INC. CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

                                                                                 ---------------------------
                                                                                      1/1/2005     10/2/2004
                                                                                 ---------------------------
ASSETS
CURRENT ASSETS
   Cash and short-term investments                                                    $ 17,142     $ 16,709
   Accounts receivable                                                                  35,014       35,759
   Inventories                                                                          22,240       19,106
   Prepaid expenses                                                                      5,448        4,948
   Refundable income taxes                                                               3,002        2,863
   Deferred income taxes                                                                 2,629        3,043
------------------------------------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                                                                 85,475       82,428
 Property, plant and equipment, net                                                     59,192       58,289
 Goodwill, net                                                                          39,940       36,769
 Deferred income taxes                                                                   2,904        2,427
 Other Assets                                                                            1,182        1,151
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $ 188,693    $ 181,064
============================================================================================================

 LIABILITIES AND STOCKHOLDERS' INVESTMENT
 Current Liabilities
   Accounts payable                                                                   $ 11,644      $ 9,423
   Accrued expenses                                                                     10,963       13,245
   Income taxes payable                                                                  1,667        1,272
  Current portion of long-term debt                                                      5,700        5,700
------------------------------------------------------------------------------------------------------------
 TOTAL CURRENT LIABILITIES                                                              29,974       29,640
 Long-term debt                                                                         25,200       25,200
 Deferred income taxes                                                                   4,725        4,451
 Other liabilities                                                                       4,931        4,339
------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                                      64,830       63,630

 STOCKHOLDERS' INVESTMENT:
   Common stock at par (shares issued: 12,221 at 1/1/05, 12,147 at 10/2/04)             12,221       12,147
   Additional paid-in capital                                                           21,153       20,236
   Deferred stock compensation                                                            (684)        (552)
   Accumulated other comprehensive income                                               12,177        6,602
   Retained earnings                                                                    78,996       79,001
------------------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' INVESTMENT                                                   123,863      117,434
------------------------------------------------------------------------------------------------------------
 Total Liabilities and Stockholders' Investment                                      $ 188,693    $ 181,064
============================================================================================================

WOODHEAD INDUSTRIES, INC. CONSOLIDATED INCOME STATEMENT
(Amounts in thousands, except per share data)

                                                 QUARTER ENDED:
                                               ---------------------  -----------
                                               1/1/2005   12/27/2003   % CHANGE
                                               ---------------------  -----------
NET SALES                                      $ 48,676    $ 45,144       7.8%
  Cost of Sales                                  31,954      28,623      11.6%
                                               ---------------------
GROSS PROFIT                                     16,722      16,521       1.2%
  % of Net Sales                                   34.4%       36.6%
OPERATING EXPENSES                               16,496      15,001      10.0%
RESTRUCTURING AND OTHER RELATED CHARGES              --         561
                                               ---------------------
TOTAL OPERATING EXPENSE                          16,496      15,562       6.0%
  % of Net Sales                                   33.9%       34.5%
INCOME FROM OPERATIONS                              226         959     (76.4%)
                                               ---------------------
  % of Net Sales                                    0.5%        2.1%
OTHER EXPENSES
  Interest Expense                                  486         572     (15.0%)
  Other (Income)/Expenses, Net                   (1,818)     (1,930)
                                               ---------------------
OTHER (INCOME)/EXPENSES                          (1,332)     (1,358)
INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS   1,558       2,317     (32.8%)
  % of Net Sales                                    3.2%        5.1%
PROVISION FOR INCOME TAXES                          342         258      32.6%
                                               ---------------------
NET INCOME                                      $ 1,216     $ 2,059     (40.9%)
  % of Net Sales                                    2.5%        4.6%
                                               =====================

EARNINGS PER SHARE
  Diluted                                        $ 0.10      $ 0.17     (41.2%)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
  Diluted                                        12,306      12,175       1.1%
                                               =====================
DIVIDENDS PER SHARE                              $ 0.10      $ 0.10       0.0%
                                               =====================



SEGMENT DATA                                     QUARTER ENDED:
                                               ---------------------  -----------
                                               1/1/2005   12/27/2003   % CHANGE
                                               ---------------------  -----------
NET SALES
---------
CONNECTIVITY                                   $ 36,886    $ 33,109      11.4%
ELECTRICAL                                       11,790      12,035      (2.0%)
                                               ---------------------
TOTAL                                          $ 48,676    $ 45,144       7.8%
                                               =====================

INCOME FROM OPERATIONS
----------------------
CONNECTIVITY                                       $ 61       $ 263     (76.8%)
ELECTRICAL                                          300         909     (67.0%)
CORPORATE AND OTHER                                (135)       (213)
                                               ---------------------
TOTAL                                             $ 226       $ 959     (76.4%)
                                               =====================